TEXTRON	Exhibit 99.1
	Corporate Communications Department	NEWS Release

Investor Contacts: Doug Wilburne – 401-457-2288 Bill Pitts – 401-457-2288	FOR IMMEDIATE RELEASE
Media Contact: Karen Gordon Quintal – 401-457-2362
Textron Reports Second Quarter EPS from Continuing Operations of $1.03 Record $23.5 Billion Aircraft and Defense Backlog Manufacturing Businesses Post 16% Organic Growth

Providence, Rhode Island – July 17, 2008 – Textron Inc. (NYSE: TXT) today reported solid second quarter results with a 21 percent increase in earnings per share from continuing operations on a revenue increase of 21 percent. Year-to-date cash flow provided by operating activities of continuing operations was $413 million, resulting in free cash flow of $220 million.

“We achieved 19% organic growth in our aerospace and defense businesses, as global demand remained very strong and led to another record level of backlog,” said Textron Chairman, President and CEO Lewis B. Campbell. “Likewise, we had double-digit organic growth at E-Z-GO, where our new golf car has been well received, and Fluid & Power where our energy-related products are in high demand,” Campbell added.

Second quarter 2008 income from continuing operations was $1.03 per share, compared to $0.85 in the second quarter of 2007. Including discontinued operations, second quarter 2008 net income was $1.02 per share compared to $0.83 a year ago. Second quarter 2008 revenue was $3.9 billion, compared to $3.2 billion last year.

Reflecting continued strong demand in aircraft and defense, combined backlog at Cessna, Bell Helicopter and Textron Systems increased to $23.5 billion at the end of the quarter, up from $18.8 billion at the end of last year.

2008 Outlook

Textron continues to expect 2008 earnings per share from continuing operations to be between $3.80 and $4.00 per share.  The company is initiating its third quarter earnings forecast at $0.80 to $0.90 per share. The company continues to expect free cash flow for the year will be in the range of $700 to $750 million.

Segment Results

Cessna

Cessna’s second quarter revenues increased $298 million over last year’s same period, reflecting delivery of 117 business jets compared to 95 in 2007, improved pricing and a benefit from the Columbia Aircraft Manufacturing Corporation acquisition.

Segment profit increased $62 million due to the impact from higher volume, improved pricing, partially offset by inflation, and increased engineering and product development expense.

Cessna backlog at the end of the second quarter was $16.0 billion, up $3.4 billion from the end of last year, reflecting 437 Citation jet orders in the first half.

Bell

Bell revenues increased $102 million compared to last year’s second quarter, while segment profit increased $61 million.

Revenues and segment profit for Bell’s U.S. Government business increased $97 million and $64 million, respectively.  The increase in revenues is due to higher H-1 and V-22 deliveries, and increased spares and service volume.  Segment profit primarily reflected improved cost performance, largely attributable to the non-recurrence of last year’s $48 million charge on the Armed Reconnaissance Helicopter program, and contribution from higher volume.

Revenues for Bell’s commercial business increased $5 million, while profit decreased $3 million.  The increase in revenues was due to higher pricing and the benefit of newly acquired businesses, partially offset by lower helicopter volume.  The decrease in segment profit reflects inflation, unfavorable cost performance and lower volume, which were partially offset by higher pricing.

Bell backlog at the end of the second quarter was $5.2 billion, up $1.4 billion from the end of last year.

Defense & Intelligence

Revenues and profit increased $209 million and $15 million, respectively.  The increase in revenues is due to the acquisition of AAI, higher volumes in Armored Security Vehicle aftermarket products, Intelligent Battlefield Systems, Joint Direct Attack Munitions and Lycoming products, which were partially offset by lower Sensor Fused Weapons volume.

Segment profit increased reflecting the benefit from the AAI acquisition and favorable pricing, which were partially offset by unfavorable cost performance and inflation.

Second quarter ending backlog at Defense & Intelligence was $2.3 billion, compared to $2.4 billion at the end of 2007.

Industrial

Industrial revenues increased $137 million, primarily due to a favorable foreign exchange impact, higher volume, higher pricing and a benefit from acquisitions.

Segment profit decreased $1 million, as higher pricing, favorable foreign exchange and improved cost performance were essentially offset by inflation.

Finance

Finance segment revenues decreased $62 million primarily due to lower market interest rates and a decrease in fee income, which reflected last year’s $21 million gain from the sale of a leveraged lease, offset by $5 million in higher securitization gains this year. Revenues were also reduced to reflect the estimated impact on the company’s leveraged lease portfolio related to a court decision involving other companies addressing the tax treatment of Sale-In, Lease-Out (SILO) transactions.

Profit in the Finance segment decreased $55 million due to an increased provision for loan losses, the decrease in fee income, which reflected last year’s $21 million gain, the impact of higher borrowing costs relative to various market rate indices and the SILO adjustment.  These reductions in profit were partially offset by a benefit from increased receivable yields on loans with interest rate floors and a reduction in selling and administrative expenses.  The increase in the provision for loan losses was primarily driven by a reserve established for one account in the golf finance portfolio and increased loan loss provisions in the distribution finance portfolio.

The sixty-day plus delinquency percentage increased to 0.61 percent of finance receivables from 0.33 percent at the end of the first quarter.  Nonperforming assets (NPA) increased to 2.31 percent of total finance assets from 1.84 percent at the end of the first quarter.

Conference Call Information

Textron will host a conference call today, July 17, 2008, at 9:00 a.m. Eastern time to discuss its results and outlook.  The call will be available via webcast at www.textron.com or by direct dial at (800) 288-8975 in the U.S. or (612) 332-0418 outside of the U.S. (request the Textron Earnings Call).

The call will be recorded and available for playback beginning at 12:30 p.m. Eastern time on Thursday, July 17, 2008 by dialing (320) 365-3844; Access Code: 896297.

A package containing key data that will be covered on today’s call can be found in the Investor Relations section of the company’s website at www.textron.com.

About Textron

Textron Inc. is a $13.2 billion multi-industry company operating in 34 countries with approximately 44,000 employees.  The company leverages its global network of aircraft, defense and intelligence, industrial and finance businesses to provide customers with innovative solutions and services. Textron is known around the world for its powerful brands such as Bell Helicopter, Cessna Aircraft Company, Jacobsen, Kautex, Lycoming, E-Z-GO, Greenlee, Fluid & Power, Textron Systems and Textron Financial Corporation.  More information is available at www.textron.com.
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Forward-looking Information:

Certain statements in this release and other oral and written statements made by us from time to time are forward-looking statements, including those that discuss strategies, goals, outlook or other non-historical matters, or project revenues, income, returns or other financial measures. These forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update or revise any forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those contained in the statements including the following: (a) changes in worldwide economic and political conditions that impact demand for our products, interest rates and foreign exchange rates; (b) the interruption of production at our facilities or our customers or suppliers; (c) performance issues with key suppliers, subcontractors and business partners; (d) our ability to perform as anticipated and to control costs under contracts with the U.S. Government; (e) the U.S. Government’s ability to unilaterally modify or terminate its contracts with us for the U.S. Government’s convenience or for our failure to perform, to change applicable procurement and accounting policies, and, under certain circumstances, to suspend or debar us as a contractor eligible to receive future contract awards; (f) changing priorities or reductions in the U.S. Government defense budget, including those related to Operation Iraqi Freedom, Operation Enduring Freedom and the Global War on Terrorism; (g) changes in national or international funding priorities, U.S. and foreign military budget constraints and determinations, and government policies on the export and import of military and commercial products; (h) legislative or regulatory actions impacting defense operations; (i) the ability to control costs and successful implementation of various cost-reduction programs; (j) the timing of new product launches and certifications of new aircraft products; (k) the occurrence of slowdowns or downturns in customer markets in which our products are sold or supplied or where Textron Financial Corporation offers financing; (l) changes in aircraft delivery schedules or cancellation of orders; (m) the impact of changes in tax legislation; (n) the extent to which we are able to pass raw material price increases through to customers or offset such price increases by reducing other costs; (o) our ability to offset, through cost reductions, pricing pressure brought by original equipment manufacturer customers; (p) our ability to realize full value of receivables; (q) the availability and cost of insurance; (r) increases in pension expenses and other postretirement employee costs; (s) Textron Financial Corporation’s ability to maintain portfolio credit quality; (t) Textron Financial Corporation’s access to financing, including securitizations, at competitive rates; (u) uncertainty in estimating contingent liabilities and establishing reserves to address such contingencies; (v) risks and uncertainties related to acquisitions and dispositions, including difficulties or unanticipated expenses in connection with the consummation of acquisitions or dispositions, the disruption of current plans and operations, or the failure to achieve anticipated synergies and opportunities; (w) the efficacy of research and development investments to develop new products; (x) the launching of significant new products or programs which could result in unanticipated expenses; and (y) bankruptcy or other financial problems at major suppliers or customers that could cause disruptions in our supply chain or difficulty in collecting amounts owed by such customers.

Further information on risks and uncertainties that may impact forward-looking statements is discussed under "Risk Factors" in our most recent Annual Report on Form 10-K.

TEXTRON INC.
Revenues and Income by Business Segment
Three and Six Months Ended June 28, 2008 and June 30, 2007
(Dollars in millions except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 28, 2008	June 30, 2007	June 28, 2008	June 30, 2007

REVENUES (a)
MANUFACTURING:
Cessna	$1,501	$1,203	$2,747	$2,171
Bell	698	596	1,272	1,176
Defense & Intelligence	528	319	1,103	678
Industrial	1,015	878	1,924	1,725
	3,742	2,996	7,046	5,750
FINANCE	177	239	391	449
Total revenues	$3,919	$3,235	$7,437	$6,199

PROFIT (a)
MANUFACTURING:
Cessna	$262	$200	$469	$355
Bell	68	7	121	32
Defense & Intelligence	67	52	138	118
Industrial	58	59	108	119
	455	318	836	624
FINANCE	13	68	55	120
Segment profit	468	386	891	744
Corporate expenses and other, net	(48)	(66)	(88)	(116)
Interest expense, net	(29)	(23)	(59)	(47)
Income from continuing operations
before income taxes	391	297	744	581
Income taxes	(130)	(82)	(247)	(168)
Income from continuing operations	261	215	497	413
Discontinued operations, net of income taxes	(3)	(5)	(8)	(7)
Net income	$258	$210	$489	$406
Diluted Earnings per share:
Income from continuing operations	$1.03	$0.85	$1.95	$1.62
Discontinued operations, net of income taxes	(0.01)	(0.02)	(0.03)	(0.03)
Net income	$1.02	$0.83	$1.92	$1.59
Average diluted shares outstanding	254,019,000	254,271,000	254,266,000	254,739,000

(a)
Effective at the beginning of fiscal 2008, we changed our segment reporting by separating the former Bell segment into two segments:  the Bell segment and the Defense & Intelligence segment.  Prior periods have been restated to reflect the new segment reporting structure.

TEXTRON INC.
Condensed Consolidated Balance Sheets
(Unaudited)

(In millions)	June 28, 2008	December 29, 2007
Assets
Cash and cash equivalents	$424	$471
Accounts receivable, net	1,209	1,083
Inventories	3,291	2,724
Other current assets	482	568
Net property, plant and equipment	2,040	1,999
Other assets	3,721	3,728
Textron Finance assets	9,529	9,383
Total Assets	$20,696	$19,956

Liabilities and Shareholders' Equity
Current portion of long-term and short-term debt	$394	$355
Other current liabilities	4,053	3,767
Other liabilities	2,147	2,289
Long-term debt	1,805	1,793
Textron Finance liabilities	8,509	8,245
Total Liabilities	16,908	16,449

Total Shareholders’ Equity	3,788	3,507
Total Liabilities and Shareholders’ Equity	$20,696	$19,956

TEXTRON INC.
Calculation of Free Cash Flow*
Q2 2008

Free cash flow is a measure generally used by investors, analysts and management to gauge a company’s ability to generate cash from business operations in excess of that necessary to be reinvested to sustain and grow the business.  Our definition of free cash flow for the Manufacturing group uses net cash provided by operating activities of continuing operations, less capital expenditures, net of proceeds from the sale of property, plant, and equipment.

Management believes that our free cash flow calculation provides a relevant measure of liquidity and a useful basis for assessing the company’s ability to fund its activities.  Free cash flow is not a financial measure under generally accepted accounting principles (GAAP) and should be used in conjunction with GAAP cash measures provided in our Consolidated Statement of Cash Flows.  Our free cash flow measure may not be comparable to similarly titled measures reported by other companies, as there is no definitive accounting standard on how the measure should be calculated.

The reconciliation of net cash provided by operating activities of continuing operations prepared in accordance with GAAP to free cash flow is provided below.

(In millions)	Second Quarter		Year-to-Date
	2008	2007	2008	2007
Net cash provided by operating activities of continuing operations	$255	$194	$413	$280
Less: Capital expenditures	(113)	(79)	(194)	(138)
Plus: Proceeds on sale of property, plant and equipment	0	2	1	3
Free cash flow	$142	$117	$220	$145

*Beginning with the first quarter of 2008, we changed our definition of free cash flow to exclude adjustments for capital expenditures financed with capital lease transactions.  Prior period information has been recast to reflect this change.